Chapman and Cutler LLP

320 South Canal Street, 27th Floor

Chicago, Illinois 60606

T 312.845.3000

Exhibit 5.1

July 31, 2026

Bitwise NEAR ETF

250 Montgomery Street, Suite 200

San Francisco, California 94104

Re: Bitwise NEAR ETF

Ladies and Gentlemen:

We have acted as counsel to the Bitwise NEAR ETF, a Delaware statutory trust (the “Trust”), with respect to the filing with the U.S. Securities and Exchange Commission of Amendment No. 3 (the “Amendment”) to the Trust’s Registration Statement on Form S-1 under the Securities Act of 1933, as amended. The Trust filed the Amendment on or about July 31, 2026, in order to register shares (the “Shares”) of beneficial interest of the Trust. The Amendment seeks to register an unlimited number of Shares.

We have examined the Trust’s Certificate of Trust; its First Amended and Restated Trust Agreement; a form of Authorized Participant Agreement; its Certificate of Good Standing for the Trust; and such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the Delaware Statutory Trust Act and the federal securities laws of the United States of America governing the issuance of shares of the Trust and does not extend to the securities or “blue sky” laws of the State of Delaware or other States or to other Federal securities or other laws.

We have assumed the following for purposes of this opinion:

1.
The legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.
2.
The Trust’s Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto.

July 31, 2026

This opinion relates solely to the registration of Shares of the Trust and not to the registration of any other series or classes of the Trust that have previously been registered.

Based upon the foregoing, it is our opinion that, upon the effectiveness of the Amendment, the Shares of beneficial interest of the Trust, when issued upon the terms and for the consideration described in the Amendment, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the prospectus discussion of this opinion, the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Respectfully submitted,

By: /s/ Chapman and Cutler LLP

Chapman and Cutler llp